Contact:
Steven J. Armond
Chief Financial Officer
American CareSource Holdings, Inc.
972-308-6847

AMERICAN CARESOURCE HOLDINGS UPDATES 2009 REVENUE GUIDANCE

DALLAS, TX – June 15, 2009 -- American CareSource Holdings, Inc. (Nasdaq: ANCI) today announced that it expects revenues for the full year of 2009 to be in the range of $70 - $85 million compared to $85 - $95 million as had previously been reported.  This translates to a range of 20% - 46% growth for the full year compared to the original estimate of 46% - 63%.

The change in expectations results from the continued softness in consumer health care spending influenced by current economic conditions.  Management estimates that macroeconomic factors including the unemployment rate and consumer spending levels caused an estimated 5% - 10% decline sequentially from Q4’08 to Q1’09.  As a result, the Company believes that the revenue derived from its established client base will be lower for the full year than originally expected.

David S. Boone, Chief Executive Officer of American CareSource, stated, “Though full year revenues are projected to be below our original expectations, we remain confident in our business and its future growth prospects.  We believe that this revision in guidance represents a short term delay of one to two quarters in our growth projections, not a permanent change in expectations or trajectory.  Within our provider service categories, we are seeing a general increase in the numbers of claims and associated revenues across the business.  Of note, our laboratory and diagnostics claims are expected to increase disproportionately as new and established clients leverage our key provider agreements in that segment.  Consequently, our claims volume is expected to increase at a more rapid rate than our revenue per claim during 2009.”

The Company’s revenue guidance for 2009 is based on four areas of growth:  1) Revenue performance from established clients that have been implemented for more than one year; 2) The ramp up of newly implemented clients in various stages of growth penetration; 3) Clients added from the sales pipeline; and 4) New revenue generated from provider development activities.

The Company had anticipated 15% growth from its established client base; however, the current economic environment has caused it to re-examine that assumption.  As previously stated, revenues from the Company’s clients have declined sequentially during the first quarter and those relationships have not generated the growth it expected so far this year.  However, the Company is encouraged by the recently observed stabilization in these relationships and expects growth of 3 - 8% in aggregate for the full fiscal year vs. 2008. The Company’s 2009 revenue assumptions include beginning to realize claims associated with two National PPO clients, Interplan Health Group and Beech Street, during the second half.  While the Company has continued to experience implementation delays beyond its control, management believes that these clients will become meaningful revenue contributors beyond 2009.

The recently announced agreements with HealthSCOPE Benefits, HealthMarkets, Insurers Administrative Corporation, InterGroup Services, and Principal Financial Group represent a significant step in the Company’s strategy to diversify its client mix and work more closely with payors.  These clients are continuing to accelerate their volume and revenue contributions.  The Company continues to monitor their development and is factoring claims mix, business mix and client payment history into its revised guidance.  The potential annualized revenue from these relationships is expected to be $14 - $18 million and the contribution in 2009 is expected to be $7 - $10 million.  Management believes that Principal represents a potential significant longer term upside beyond 2009.

The Company’s pipeline of potential sales prospects is also growing.  As discussed during the first quarter conference call, American CareSource is currently in discussions with potential clients that represent more than eight million lives.  We anticipate closing and implementing a number of those prospects which will add incrementally to revenues during 2009.

Management is also encouraged by the growth in its network of ancillary health care providers. During the first quarter of 2009 the Company added over 600 new providers, representing over 1,400 sites.  Today, American CareSource has more than 3,000 provider relationships operating in over 26,000 sites.  The Company’s investments in provider development resources are generating returns and it expects to announce significant provider wins in the near future that will help it generate additional growth of $2 - $4 million during the remainder of the year.

Mr. Boone continued, “The Company is debt free and cash flow positive. We believe we are the solution for insurers and employers who are trying to reduce ancillary health care costs without diminishing benefits.  With the current government administration’s discussion surrounding health care costs and solutions, our model aligns well with cost containment, utilization of technology and driving efficiencies.”

American CareSource will host a conference call to discuss its second quarter financial results on Thursday, August 13, 2009 during which time management will provide an update on the financial and operational results for the three months ended June 30, 2009 and discuss in greater detail business trends and expectations for the remainder of the year.

About Ancillary Healthcare Services
American CareSource provides ancillary healthcare services through its network that offer cost effective alternatives to physician and hospital-based services. This market is estimated at $574 billion, and has grown to 30% of total national health expenditures. These providers offer services in over 30 categories, including laboratories, dialysis centers, free-standing diagnostic imaging centers, non-hospital surgery centers, as well as durable medical equipment such as orthotics and prosthetics, and others.

About American CareSource Holdings, Inc.
American CareSource Holdings, the first national, publicly traded ancillary care network services company, offers a comprehensive national network of approximately 3,000 ancillary service providers at over 26,000 sites through its subsidiary, Ancillary Care Services. The Company's ancillary network and management provides a complete outsourced solution for a wide variety of healthcare payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third party administrators and both federal and local governments. For additional information, please visit www.anci-care.com.

ANCI-F

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
Any statements that are not historical facts contained in this release, including with respect to future engagements by clients, revenue growth, earnings, and guidance are forward-looking statements. It is possible that the assumptions made by American CareSource Holdings, Inc. for purposes of such statements may prove to be inaccurate or may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve further risks and uncertainties, including but not limited to those relating to demand for our services, pricing, market acceptance, our ability to integrate with our clients, our ability to attract and maintain providers, our ability to manage growth, the effect of economic, political and regulatory conditions, the effect of competition, risks in product development, the ability to complete transactions, and other risks identified in this release, and the Securities and Exchange Commission filings of American CareSource Holdings, Inc.

# # #